Exhibit 10.1
GENENTECH, INC.
EXECUTIVE RETENTION PLAN
     Genentech, Inc. hereby adopts this Executive Retention Plan (the “Plan”) effective as of August 18, 2008.
1. Purpose.
     (a) The Special Committee (as defined below), is evaluating a proposal by Roche Holding Ltd. or an Affiliate of Roche Holding Ltd. (collectively “Roche”) to acquire the shares of Company (as defined below) common stock it does not currently own for US$89 per share in cash. The Board recognizes that the consideration of such a proposal can be a distraction to its executives and can cause its executives to consider alternative employment opportunities. The Plan is intended to (i) ensure that the Company will have the continued dedication and objectivity of its executives notwithstanding the possibility or occurrence of a Change of Control (as defined below), and (ii) provide the Company’s executives with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility or occurrence of a Change of Control.
     (b) The benefits provided under the Plan shall be in lieu of the stock option grants the Company otherwise would expect to make to its executives in September 2008. Instead, each Covered Executive (as defined below) will be eligible to receive a retention bonus under the Plan with a value equal to approximately the discounted Black-Scholes value (as determined by the Company) of the stock option grant the Covered Executive otherwise would have received in September 2008.
2. Definitions.
     (a) “Administrator” means the Special Committee, or in the event the Special Committee is dissolved by the Board, then another duly constituted committee of members of the Board, or officers of the Company as delegated by the Board.
     (b) “Affiliate” with respect to any entity means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the entity, whether now or hereafter existing, provided that prior to the earlier of a Change of Control or June 30, 2009, for the purposes of the Plan, the Company shall not constitute an Affiliate of Roche and Roche shall not constitute an Affiliate of the Company.
     (c) “Board” means the Company’s Board of Directors or the Special Committee.
     (d) “Cause” means:
          (i) The Covered Executive’s willful and continued material failure to perform the reasonable duties and responsibilities of his or her position after the Company has provided the Covered Executive with a written demand for performance that describes the basis for the

Company’s belief that the Covered Executive has not substantially performed his or her duties and the Covered Executive has not corrected the failure within thirty (30) days of the written demand;
          (ii) Any act of personal dishonesty taken by the Covered Executive in connection with his or her responsibilities as an employee of the Company and intended to result in his or her substantial personal enrichment;
          (iii) The Covered Executive’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;
          (iv) The Covered Executive’s breach of any fiduciary duty owed to the Company by the Covered Executive that has a material detrimental effect on the Company’s reputation or business; or
          (v) The Covered Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not the Covered Executive admits or denies liability).
     (e) “Change of Control” means a merger of the Company with Roche.
     (f) “Closing” will have the same definition as such term is defined in the definitive agreement governing the Change of Control.
     (g) “Company” means Genentech, Inc. and its Affiliates, and any successor thereto (as determined in accordance with Section 9 below).
     (h) “Company Options” means the then unvested portion of all of the Covered Executive’s outstanding options to purchase Company common stock granted or assumed under the Company’s equity plans or assumed plans as of the date of Covered Executive’s Covered Termination, including, without limitation, outstanding Company Options, outstanding awards to acquire Roche equity securities following an assumption or substitution of the Company Options by Roche, or any other rights substituted by Roche for Company Options, in connection with a Change of Control.
     (i) “Covered Executive” means each individual who is eligible to participate in the Plan in accordance with Section 4(a) below.
     (j) “Good Reason” means the occurrence of one or more of the following without the Covered Executive’s written consent:
          (i) A fifteen percent (15%) or more reduction in the Covered Executive’s total annual cash compensation opportunity (base salary and target bonus opportunity collectively) as compared to the Covered Executive’s total annual cash compensation opportunity immediately prior to the Closing;

          (ii) A change in the Covered Executive’s principal work location resulting in a new one-way commute that is more than fifty (50) miles greater than the Covered Executive’s one-way commute prior to the change in the Covered Executive’s principal work location, regardless of whether the Covered Executive receives an offer of relocation benefits; or
          (iii) A material reduction in the Covered Executive’s authority, duties and/or responsibilities as compared to the Covered Executive’s authority, duties and/or responsibilities in effect immediately prior to the Closing (for example, but not by way of limitation, this determination will include an analysis of whether the Covered Executive maintains at least the same level, scope and type of duties and responsibilities with respect to the management, strategy, operations and business of the combined entity resulting from such transaction, taking the Company, Roche and their respective parent corporations, subsidiaries and other affiliates, together as a whole).
     (k) “Participation Agreement” means the individual agreement (a form of which is shown in Appendix C) that identifies the potential Retention Bonus for certain Covered Executives.
     (l) “Payment Date” means:
          (i) June 30, 2009, if a Change of Control has not occurred on or prior to such date; or
          (ii) Each date on which a payment of all or a portion of a Covered Executive’s Retention Bonus is scheduled to be made in accordance with Sections 6(b) or 6(c) below, as applicable, if a Change of Control occurs on or prior to June 30, 2009.
     (m) “Plan” means this Executive Retention Plan.
     (n) “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder.
     (o) “Special Committee” means the Special Committee of the Board, duly constituted by resolution of the Board adopted by unanimous written consent on July 24, 2008.
3. Administration.
     With respect to all Covered Executives, the Plan will be interpreted and administered by the Administrator. The Administrator will have the power and discretion to construe the terms of the Plan and perform such acts as it deems necessary or appropriate to effect the purpose of the Plan. Notwithstanding the foregoing, if the Board, as the case may be, has delegated authority to one or more officers of the Company in accordance with Section 2(a) above, the delegate may not interpret or construe the terms of the Plan in a manner that would otherwise materially increase the cost or materially change the type or scope of benefits, whether individually or in the aggregate, to be provided under the Plan.
     The Administrator, or such officer or officers of the Company designated by the Special Committee, each of whom shall be deemed to be an “Administrator” solely for the purposes of this paragraph, shall provide each Covered Executive who is identified on Exhibit B with a Participation

Agreement on which the Administrator shall designate the amount of such Covered Executive’s Retention Bonus as determined in accordance with Section 5.
     The Administrator will not be liable for any action or determination made by the Administrator with respect to the Plan or any distribution paid under the Plan. All expenses and liabilities that the Administrator incurs in connection with the administration of this Plan will be borne by the Company. The Administrator will not be personally liable for any action, determination or interpretation made in good faith with respect to this Plan or any distribution paid hereunder, and the Administrator will be fully indemnified and held harmless by the Company in respect of any such action, determination or interpretation.
4. Eligibility.
     (a) Each of the Company’s Chief Executive Officer, the Company’s President, Product Development, each member of the Company’s Executive Committee, the Company’s Executive Vice President, Research Drug Discovery, the Company’s Controller and Chief Accounting Officer, the Company’s Treasurer, and each Senior Vice President or Vice President of the Company shall be eligible to participate in this Plan, provided that such individual is employed by the Company on August 18, 2008, and is not excluded from the Plan by Section 4(b) below. Notwithstanding anything to the contrary herein, a Covered Executive described in the preceding sentence who is on short-term disability leave, as determined in accordance with the Company’s leave policies, on the Payment Date will continue to be eligible to receive a Retention Bonus.
     (b) An employee of the Company will not be eligible to participate in the Plan if:
          (i) The Company hires or rehires the employee after August 18, 2008.
          (ii) On June 30, 2009, the employee is on a Company Performance Improvement Plan and a Change of Control has not occurred on or prior to such date.
          (iii) On June 30, 2009, the employee is on long-term disability leave, as determined in accordance with the Company’s leave policies, and a Change of Control has not occurred on or prior to such date.
5. Amount of Retention Bonus.
     Each Covered Executive will be eligible to earn a retention bonus under the Plan (the “Retention Bonus”). The Retention Bonus will be a fixed dollar amount determined as a function of the Covered Executive’s job category and job level as specified in Appendix A or Appendix B or otherwise set forth in written resolutions of the Special Committee.
6. Payment of Retention Bonus.
     If the conditions for payment of any Retention Bonus set forth in this Plan are satisfied, the payment of the Retention Bonus will occur as follows:
     (a) If a Change of Control occurs on or before June 30, 2009, and vesting accelerates as to one hundred percent (100%) of the Company Options in connection with the Change of Control,

fifty percent (50%) of the Retention Bonus will be paid in a lump-sum payment on the date of the Closing and the remaining fifty percent (50%) of the Retention Bonus will be paid in a lump-sum payment on the first anniversary of the Closing.
     (b) If a Change of Control occurs on or before June 30, 2009, and vesting accelerates as to less than one hundred percent (100%) of the Company Options in connection with the Change of Control, one hundred percent (100%) of the Retention Bonus will be paid in a lump-sum payment on the date of the Closing.
     (c) If the Company does not consummate a Change of Control on or before June 30, 2009, one hundred percent (100%) of the Retention Bonus will be paid in a lump-sum payment on June 30, 2009.
7. Termination and Forfeiture of bonus Amounts.
     (a) Except as otherwise provided in Section 7(c) or Section 7(d) below, a Covered Executive must remain employed with the Company through the applicable Payment Date in order to receive his or her Retention Bonus (or the portion thereof) that is scheduled to be paid on such date.
     (b) If a Change of Control does not occur on or prior to June 30, 2009, and prior to such date, a Covered Executive: (i) voluntarily terminates his or her employment, or (ii) is terminated for any reason (including, but not limited to, a termination due to poor performance, a termination for Cause, or the elimination of the Covered Executive’s position), he or she will not receive a Retention Bonus. Any Retention Bonus not paid to a Covered Executive will revert to the Company and will not be reallocated to any other Covered Executive.
     (c) If, on or after a Change of Control, the Covered Executive is terminated by the Company other than for Cause or the Covered Executive terminates his or her employment for Good Reason within three (3) months of the initial existence of the condition or event that constitutes Good Reason, then any unpaid Retention Bonus (or portion thereof) will be paid as soon as practicable following the date of such termination (but in no event later than thirty (30) days following the date of such termination).
     (d) If Retention Bonuses are payable in accordance with Section 6(a) above and a Covered Executive dies after the Closing but prior to the final Payment Date, the portion of his or her Retention Bonus scheduled to be paid in a lump-sum payment on the first anniversary of the Closing shall be paid to his or her designated beneficiary, if the Administrator permits the designation of a beneficiary, or, if no beneficiary has been designated (or the Administrator determines that it will not permit the designation of a beneficiary), to his or her estate on the first anniversary of the Closing.
8. Amendment or Termination of the Plan.
     Although the Company currently expects to continue the Plan, the Administrator reserves the right to amend or terminate the Plan at any time. After a Change of Control, the Company may not, without the Covered Executive’s written consent, amend or terminate the Plan in any way that (a) prevents the Covered Executive from becoming eligible for his or her Retention Bonus under the

Plan, or (b) reduces the amount of Retention Bonuses payable, or potentially payable, to a Covered Executive under the Plan. Any Plan amendment or termination will be made in writing and approved by the Administrator.
9. Assumption by Successor.
     Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise), will assume the obligations under this Plan and agree expressly to perform the obligations under this Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of this Plan by operation of law, or otherwise.
10. Rights Under the Plan.
     This Section 10 will survive the consummation of the Change of Control and the Closing. This Plan is intended to benefit, and may be enforced by, the Covered Executive and his or her respective heirs, representatives, successors and assigns, and will be binding on all successors and assigns of the Company and Roche.
11. No Guarantee of Future Service.
     Participation in the Plan will not provide any guarantee or promise of continued service of the Covered Executive with the Company, and the Company retains the right to terminate the employment of any Covered Executive at any time, with or without Cause, for any reason or no reason. However, as described in the Plan, a Covered Executive who terminates employment on or after a Change of Control may be entitled to benefits under the Plan depending upon the circumstances of the Covered Executive’s termination of employment.
12. Taxes.
     (a) The Company will withhold from any distributions under the Plan any amount required to satisfy any applicable income, employment and other tax withholding obligations.
     (b) Notwithstanding anything to the contrary in this Plan, if the Company determines that the Covered Executive is a “specified employee” within the meaning of Section 409A at the time of the Covered Executive’s termination of employment (other than due to death), then to the extent delayed commencement of any portion of the benefits to which the Covered Executive is entitled pursuant to this Plan, when considered together with any other payments or benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such Deferred Compensation Separation Benefits will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Covered Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. An employee generally will be a specified employee only if (among other things) he or she owns at least one percent (1%) of the Company’s stock or is considered an officer of the Company. The Company will inform the Covered Executive if it determines that he or she is a specified employee at the time of his or her termination. Notwithstanding anything herein to the contrary, if the Covered Executive dies following his or her termination but prior to the six (6) month anniversary of his or her termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Covered Executive’s death.
     (c) The foregoing provisions of this Plan are intended to comply with the requirements of Section 409A so that none of the benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company reserves the right to amend the Plan and to take such reasonable actions which are necessary, appropriate, or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to a Covered Executive under Section 409A, provided that such amendment or action may not materially reduce the benefits provided or to be provided to the Covered Executive under the Plan. In no event will the Company reimburse the Covered Executive for any taxes that may be imposed on him or her as a result of Section 409A.
13. Funding.
     No provision of the Plan will require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor will the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Nothing contained in this Plan and no action taken pursuant to the provisions of the Agreement will create or be construed to create a trust of any kind. No property that may be acquired or invested by the Company in connection with the Plan will be deemed a security for the obligations to the Covered Executives hereunder, but will be, and continue for all purposes to be, part of the general funds of the Company. Covered Executives will have no rights under the Plan other than as unsecured general creditors of the Company.
14. Bonus Plan.
     This Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation 2510.3-2(c) and will be construed and administered in accordance with such intention.
15. Nonassignability.
     To the maximum extent permitted by law, a Covered Executive’s right or benefits under this Plan will not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same will be void. No right or benefit hereunder will in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit.
16. Choice of Law.
     All questions concerning the construction, validation and interpretation of the Plan will be governed by the laws of the State of California without regard to its conflict of laws provisions.

17. Headings.
     The headings in the Plan are inserted for convenience only and will not be deemed to constitute a part hereof nor to affect the meaning thereof.
18. Entire Agreement.
     This Plan and the corresponding Participation Agreement for each Covered Executive (if applicable), together with any benefits payable to such Covered Executive under the Genentech, Inc. Executive Severance Plan (the “Severance Plan”) constitute the entire understanding and agreement with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations or warranties among any Covered Executive and the Company other than those as set forth or provided for herein and in the Severance Plan.
[Remainder of Page Intentionally Left Blank]

     An authorized officer of the Company hereby adopts the Executive Retention Plan effective as of August 18, 2008.

GENENTECH, INC.
By:	/s/ Stephen G. Juelsgaard
Stephen G. Juelsgaard
Executive Vice President, Secretary and Chief Compliance Officer

Appendix A
The Covered Executive’s total Retention Bonus will be determined based on the Covered Executive’s job category and job level as follows:

Job Category	Job Level	Retention Bonus Amount
Chief Executive Officer	O4	$8,737,300
President, Product Development	PRES	$4,587,200
Executive Committee Members	O3	$2,730,500 per Executive Committee Member
For purposes of example only, if the Covered Executive is an Executive Committee Member, his or her individual Retention Bonus will be $2,730,500.

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Appendix B
For the following individuals, the Retention Bonus amounts will be as provided in individual Participation Agreements:
Executive Vice President, Research Drug Discovery
Treasurer
Controller and Chief Accounting Officer
Senior Vice President
Vice President

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Appendix C
Executive Retention Plan
Participation Agreement
     Unless otherwise defined herein, the terms defined in the Executive Retention Plan (the “Plan”) will have the same meanings in this Participation Agreement.

PARTICIPANT NAME: [NAME]
EMPLOYEE ID NUMBER: [ID NUMBER]

     Genentech, Inc. (the “Company”) is pleased to inform you, the participant named above, that you are a Covered Executive under the Plan. Pursuant to the terms of the Plan, you are eligible to receive a Retention Bonus as follows:
     Retention Bonus Amount: $[AMOUNT]
     Assuming you meet the requirements of the Plan, you will receive your Retention Bonus in accordance with the payment schedule set forth in Section 6 of the Plan (and subject to the other restrictions and limitations set forth in the Plan).

GENENTECH, INC.

By:

Print Name:

Title:

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